Supplement A-9

National Grid Holdings One plc – consolidated

Group balance sheet
at March 31, 2003

	£m	$m
Fixed assets
Tangible assets	3,962	6,260
Investments in joint ventures
- Share of gross assets	277	438
- Share of gross liabilities	(269)	(425)
- Share of net assets	8	13
Other investments	37	59
Total investments	45	72
	4,007	6,332

Current assets
Stocks	19	30
Debtors (amounts falling due within one year)	4,776	7,546
Debtors (amounts falling due after one year)	51	81
Assets held for exchange	17	26
Cash and deposits	130	205
	4,993	7,888

Creditors (amounts falling due within one year)
Borrowings	(535)	(845)
Other creditors	(3,172)	(5,012)
	(3,707)	(5,857)

Net current assets	1,286	2,031

Total assets less current liabilities	5,293	8,363

Creditors (amounts falling due after more than one year)

Convertible bonds	(502)	(793)
Other borrowings	(2,217)	(3,503)
Other creditors	(116)	(183)
	(2,835)	(4,479)

Provisions for liabilities and charges	(825)	(1,304)

Net assets employed	1,633	2,580

Capital and reserves
Called up share capital	176	278
Share premium account	335	530
Profit and loss account	1,123	1,774
Equity shareholders' funds	1,634	2,582

Equity minority interests	(1)	(2)

	1,633	2,580

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	1,634	2,582

Adjustments to conform with US GAAP
Deferred taxation	138	218
Pensions	(338)	(534)
Shares held by employee share trusts	(37)	(59)
Tangible fixed assets - reversal of partial release of impairment provision	(35)	(55)
Financial instruments	(124)	(196)
Carrying value of EPIC liability	243	384
Share of associate's adjustments to conform with US GAAP	(17)	(27)
Severance liabilities	3	5

Total US GAAP adjustments	(167)	(264)

Equity shareholders' funds under US GAAP	1,467	2,318

The balance sheet is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1

National Grid Holdings One plc - consolidated

Group cash flow statement
for the year ended March, 31 2003

	£m	$m

Net cash inflow from operating activities before exceptional items	687	1,086
Expenditure relating to exceptional items	(32)	(51)
Net cash inflow from operating activities	655	1,035

Dividends from joint ventures	6	10

Returns on investments and servicing of finance
Interest received	133	210
Interest paid	(301)	(476)

Net cash outflow for returns on investments and servicing of finance	(168)	(266)

Taxation
Corporate tax paid	-	-

Capital expenditure
Payments to acquire tangible fixed assets	(437)	(691)
Receipts from disposals of tangible fixed assets	13	21

Net cash outflow for capital expenditure	(424)	(670)

Acquisitions and disposals
Payments to acquire investments	(72)	(114)
Receipts from disposal of investments	53	84

Net cash outflow for acquisitions and disposals	(19)	(30)

Equity dividends paid	(694)	(1,097)

Net cash outflow before management of liquid resources and financing	(644)	(1,018)

Management of liquid resources
Decrease in short term deposits	-	-

Net cash inflow from the management of liquid resources	-	-

Financing
Issue of ordinary shares	1	2
Increase in borrowings	817	1,291
Movement in intercompany balances	(121)	(191)

Net cash inflow from financing	697	1,102

Movement in cash and overdrafts	53	84

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	493	779
Net cash used in investing activities	(449)	(710)
Net cash used in financing activities	3	5
Net decrease in cash and cash equivalents	47	74
Cash and cash equivalents at beginning of year	83	131
Cash and cash equivalents at end of year	130	205

Current asset investments and cash per balance sheet	130	205
Less: marketable securities		-
Cash and cash equivalents	130	205

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1.

National Grid Holdings One plc – consolidated

Group Profit and loss account
for the year ended March 31, 2003

	£m	$m

Turnover, including share of joint ventures	2,058	3,252
Less: share of joint ventures' turnover - continuing operations	(55)	(87)
Less: share of joint ventures' turnover - discontinued operations	(67)	(106)

Group turnover
- continuing operations	1,919	3,032
- discontinued operations	17	27
	1,936	3,059

Operating costs	(1,565)	(2,473)

Operating profit of Group undertakings
- continuing operations	369	583
- discontinued operations	2	3
	371	586

Share of joint ventures' and associate's operating profit - continuing operations	13	21
Share of joint ventures' and associate's operating loss - discontinued operations	109	172
	122	193

Operating profit
- Before exceptional items and goodwill amortisation	560	885
- Exceptional items - continuing operations	(197)	(311)
- Exceptional items - discontinued operations	130	205
- Goodwill amortisation	-	-
Total operating profit	493	779

Profit on disposal of tangible fixed assets - continuing operations	2	3
Profit on disposal of tangible fixed assets - discontinued operations	2	3
Profit on disposal of investments - discontinued operations	(16)	(25)
Net interest
- Excluding exceptional item	(140)	(221)
- Exceptional item	(31)	(49)
	(171)	(270)

Profit on ordinary activities before taxation - continuing operations	310	490
Taxation
- Excluding exceptional items	(137)	(216)
- Exceptional items	78	123
	(59)	(93)

Profit on ordinary activities after taxation	251	397
Minority interests
- Excluding exceptional items	3	5
- Exceptional items	(28)	(44)
	(25)	(39)

Profit for the year	226	358

Dividends	(694)	(1,097)

Loss transferred from profit and loss reserve	(468)	(739)

Reconciliation of net income to US GAAP

Net income under UK GAAP	226	358

Adjustments to conform with US GAAP
Merger costs	32	51
Deferred tax	26	41
Pensions	13	21
Share option schemes	(10)	(16)
Financial instruments	(47)	(74)
Severance and integration costs	(72)	(115)
Recognition of income	17	27
Share of joint ventures' and associate's adjustments	(27)	(43)
Other	3	5

Total US GAAP adjustments	(65)	(103)

Net income under US GAAP	161	255

The profit and loss account is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on an average exchange rate of $1.58 =£1

National Grid Holdings One plc - Consolidated

Group profit and loss reserve
for the year ended March 31, 2003

	£m		$m

At April 1, 2002	1,570		2,481

Exchange adjustments	9		14

Tax on exchange adjustments	12		19

Retained loss for the year	(468)		(739)

At March 31, 2003	1,123		1,775

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2003	1,123		1,775

Adjustments to conform with US GAAP
Total US GAAP adjustments to equity shareholders' funds	(167)		(264)
Shares held by employee share trusts	37		58
Share option grants	(10)		(16)

Retained earnings under US GAAP at March 31, 2003	983	*	1,553	*

* Includes cumulative other comprehensive losses of £(371)m ($(586)m)

The Group profit and loss reserve is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1